Exhibit 99.1

Press Release

Eagle Bulk Shipping Inc. Reports Fourth Quarter 2006 and Fiscal

Year 2006 Results

NEW YORK, NY, February 28, 2007 -- Eagle Bulk Shipping Inc. (NasdaqGS: EGLE), a global marine transportation company specializing in the Supramax segment of the dry bulk shipping industry, today announced its results for the fourth quarter of 2006 and fiscal year ended December 31, 2006.

Fourth quarter 2006 highlights included:

•	Net Income of $4.5 million or $0.13 per share (based on a weighted average of 35,900,678 diluted shares outstanding for the quarter) on net revenues of $28.4 million.
•	Adjusting for a non-cash, non-dilutive compensation charge of $7.3 million, net income was $11.8 million or $0.33 per share.
•	Declared a dividend of $0.51 per share, based on the fourth quarter results, to be paid on March 2, 2007, to shareholders of record as of February 28, 2007.
•	EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement, of $22.1 million. Please see below for a reconciliation of EBITDA to net income.
•	Gross time charter revenue of $31 million.
•	Paid a dividend of $0.51 per share, based on third quarter results, on November 2, 2006, to shareholders of record as of October 30, 2006.
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Signed contracts with IHI Marine United Inc., one of Japan’s pre-eminent shipyards, for the construction of two ‘Future-56’ class Supramax vessels. These 56,000 deadweight ton vessels have a contract price of approximately $33.5 million each and are expected to be delivered in January and February of 2010, respectively.

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Amended Eagle Bulk’s existing revolving credit facility from its sole lender, Royal Bank of Scotland plc, to increase the borrowing capacity from $450 million to $500 million and increase availability from $235 million to $260 million. The financing of the new vessel constructions will not affect the Company’s quarterly cash dividend payout.

Subsequent events

Subsequent to December 31, 2006, the Company has entered into certain vessel sale and purchase agreements. It has agreed to purchase three modern Supramax vessels for a total contract price of $138,700,000, sold the SHIKRA, a 1984-built Handymax vessel for $12,525,000, and signed letters of intent for the construction of two 56,000 dwt vessel newbuilding contracts with IHI Marine United Inc., a Japanese shipyard which is expected to deliver these vessels in the fourth quarter of 2008 and the first quarter of 2009, respectively.

The three Supramax vessels are expected to be delivered in April 2007, May to June 2007 and June 2007, respectively. The vessel delivering in April 2007 will enter into a two year charter at a daily rate of $24,600. The vessel delivering in June 2007 will enter into a two year charter at a daily rate of $24,200. The second vessel delivering in June 2007 will enter into a one-year employment at a rate of $30,400 per day, and the charter rate may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case be less than $24,400 per day.

In order to effectively eliminate currency risk on its vessel construction program, the Company has entered into forward currency hedges to swap $66,400,000 into Japanese yen.

Fiscal year 2006 highlights included (twelve months ended December 31, 2006) :

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Net Income of $33.8 million, or $0.98 per share (based on a weighted average of 34,543,862 basic and diluted shares outstanding for the period) on net revenues of $104.6 million. Adjusting for significant non-cash charges of $13.1m, net income was $46.9 million or $1.36 per share.

•	Paid dividends aggregating $2.08 per share, amounting to $71.7 million
•	With the fourth quarter 2006 dividend of $0.51 per share to be paid on March 2, 2007, the Company will have paid out total dividends of $3.13 per share or $104.7m since inception.
•	EBITDA, as adjusted for exceptional items under the terms of the Company’s credit agreement of $82.7 million.
•	Gross time charter revenue of $113.9 million.
•	Acquisition of 3 Supramax vessels, increasing operating fleet to 16 vessels
•	Signed contracts for construction of two Supramax vessels in Japan at a contract price of approximately $33.5 million each and expected to be delivered in January and February of 2010, respectively.
•	All vessels on time charters for periods ranging from one to three years.
•	For 2006, 100% of available days were covered by time charters
•	As of February 28, 2007, 97% of 2007 available days are covered by time charters.

Sophocles Zoullas, Chairman and Chief Executive Officer, commented, “Our fourth quarter results highlight our continued strong performance at Eagle Bulk. We continue to be pleased with our fleet’s performance which, at a utilization rate of 99.8% in the quarter, contributed to our significant free cash-flow. With this quarter’s declared dividend of $0.51 per share we have now declared aggregate dividends of $3.13 per share in just six quarters of operations.

Mr. Zoullas continued, “At this point 97% of our 2007 earnings are also covered by fixed rate charters providing significant insulation from volatility in the dry bulk market. We continue to operate with one of the lowest cash break-evens in the dry bulk sector, and our strong capital structure positions us well to continue to make opportunistic investments to grow the business.

“Consistent with these growth objectives, we have enhanced our focus in the Supramax sector by agreeing to purchase 3 modern Supramax vessels and have secured 1-2 year employment for these vessels. We have also entered into direct contracts with one of Japan’s pre-eminent shipyards, IHI Marine United, to construct two next-generation 56,000 deadweight Supramax vessels, and signed letters of intent with the shipyard for two additional vessels to be delivered in late 2008 and early 2009. Finally, we sold our oldest and smallest vessel, the Shikra, thereby lowering our fleet age. Upon completion of these transactions we will have an operating fleet of 18 vessels and 4 newbuilding vessels on order. We have amended and increased our credit facility to $500 million providing liquidity to help fund our growth.”

Results for the three months ended December 31, 2006 and 2005

For the fourth quarter of 2006, the Company reported net income of $4,516,566 or $0.13 per share, based on a weighted average of 35,900,678 diluted shares outstanding. Net income included a non-cash, non-dilutive compensation expense of $7,302,118. Excluding this non-cash charge, net income for the quarter was $11,818,684 or $0.33 per share.

In the comparable three-months ended December 31, 2005 the Company reported net income of $12,153,868 or $0.39 per share, based on a weighted average of 31,323,913 basic and diluted shares outstanding. Net income included a non-cash, non-dilutive compensation expense of $358,260. Excluding this charge, net income for the quarter was $12,512,128 or $0.40 per share.

All of the Company’s revenues were earned from Time Charters. Gross revenues in the quarter ended December 31, 2006 were $30,981,339, an increase of 18% from the $26,195,576 recorded in the comparable quarter in 2005. The increase in gross revenues would be have been higher, except for the higher non-cash charge of amortization of net prepaid and deferred charter revenue of $1,026,500 recorded in the 2006 quarter compared to $562,000 recorded in the 2005 quarter. Brokerage commissions incurred on revenues earned were $1,560,907 and $1,321,012 in the fourth quarters of 2006 and 2005, respectively. Net revenues during the quarter ended December 31, 2006 were $28,393,932 compared to $24,312,564 in the quarter ended December 31, 2005, an increase of 16.8% primarily due to the operation of a larger fleet.

For the quarter ended December 31, 2006, total vessel expenses incurred amounted to $5,819,577. These expenses included $5,407,577 in vessel operating costs and $412,000 in technical management fees paid to the Company’s third-party technical manager, V. Ships. For the corresponding quarter in 2005, total vessel expenses were $4,204,305 which included $3,900,562 in vessel operating costs and $303,743 in technical management fees.

Depreciation and Amortization expense recorded for the quarter ended December 31, 2006 were $6,074,496, of which amount $5,808,417 relates to depreciation of vessels and $266,079 relates to the amortization of deferred drydocking costs. For the corresponding quarter in 2005, depreciation and amortization expense was $4,532,712, of which amount $4,504,732 relates to depreciation of vessels and $27,980 relates to the amortization of deferred drydocking costs.

General and administrative expenses for the quarter ended December 31, 2006 amounted to $1,856,467 compared to $1,237,909 in the corresponding quarter in 2005.

For the quarter ended December 31, 2006, a non-cash compensation charge of $7,302,118 was recorded compared to $358,260 recorded in the corresponding quarter in 2005.

Interest expense for the fourth quarter of 2006 was $3,184,607 versus $2,247,629 in the corresponding quarter in 2005. Interest expense in the 2006 quarter included $2,973,586 in loan interest, $150,266 in commitment fees and $60,755 in amortization of deferred financing costs associated with the Company’s revolving credit facility. Interest expense in the 2005 quarter included $2,033,974 in loan interest, $180,333 in commitment fees and $33,322 in amortization of deferred financing costs.

Interest Income in the fourth quarter of 2006 and 2005 were $359,899 and $422,119, respectively. In the fourth quarter of 2006, interest rates on outstanding debt ranged from 4.97% to 5.99%, including a margin of 0.75% over the London Interbank Offered Rate (LIBOR). The weighted average effective interest rate during the quarter was 5.42%. For the corresponding quarter in 2005, interest rates on outstanding debt ranged from 4.78% to 5.49%, including a margin of 0.95% over the London Interbank Offered Rate (LIBOR). The weighted average effective interest rate during the quarter was 5.19%.

Based on the fourth quarter results, the Company declared a 4Q 2006 dividend of $0.51 per share and this cash dividend will be paid on March 2, 2007 to its shareholders of record as of February 28, 2007. The aggregate amount paid will be $18,309,000.

Results for the year ended December 31, 2006 and the Period from January 26, 2005 to December 31, 2005:

For the year ended December 31, 2006, the Company reported net income of $33,801,540 or $0.98 per share, based on a weighted average of 35,900,678 diluted shares outstanding. Net income included a non-cash, non-dilutive compensation expense of $13,070,473. Excluding this non-cash charge, net income for the year was $46,872,013 or $1.36 per share.

For the period from inception on January 26, 2005 to December 31, 2005, the Company reported a net income of $6,653,400 or $0.30 per share, based on a weighted average of 21,968,824 basic and diluted shares outstanding for the period. The net income includes a non-cash, non-dilutive compensation expense of $11,734,812, non-recurring fees to affiliates of $6,175,046, and a one-time charge of $1,130,712 to write-off deferred financing costs associated with the retirement of the initial term loan facility. Excluding the non-cash charge, non-recurring fees, and the write-off, net income for the Period from January 26, 2005 to December 31, 2005 was $25,693,970 or $1.17 per share.

Revenues

All of the Company’s revenues were earned from Time Charters. Gross revenues in the year ended December 31, 2006 were $113,900,922, an increase of 90% from the $59,997,448 recorded in the comparable quarter in 2005. The increase in gross revenues would have been higher, except for the higher non-cash charge of amortization of net prepaid and deferred charter revenue of $3,462,000 recorded in the 2006 quarter compared to $890,500 recorded in the 2005 quarter. Brokerage commissions incurred on revenues earned were $5,790,725 and $3,040,890 in 2006 and 2005, respectively. Net revenues for the year ended December 31, 2006 were $104,648,197 compared to $56,066,058 for the period since inception on January 26, 2005 to December 31, 2005. Net revenues for 2006 were significantly higher than 2005 due to the larger fleet size and to reflect the shorter operating period in 2005 as vessel operations commenced only in April 2005.

As is common in the shipping industry, the Company pays commissions ranging from 1.25% to 6.25% of the total daily charter hire rate of each charter to unaffiliated ship brokers and in-house brokers associated with the charterers, depending on the number of brokers involved with arranging the charter.

Vessel Expenses

Vessel expenses for the year ended December 31, 2006 were $21,562,034 compared to $11,052,429 for the period since inception on January 26, 2005 to December 31, 2005. The increase in vessel expense is attributable to a larger fleet size in operation for 2006 which increased ownership days from 2,531 days in 2005 to 5,288 days in 2006. Vessel expenses for the year ended December 31, 2006 include $20,070,181 in vessel operating costs and $1,491,853 in technical management fees. For the period since inception on January 26, 2005 to December 31, 2005, vessel expenses included $10,359,824 in vessel operating costs and $692,605 in technical management fees.

Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes, other miscellaneous expenses, and technical management fees. With regard to vessel operating expenses, the Company has entered into technical management agreements for each of its vessels with V. Ships Management Ltd, an independent technical manager. In conjunction with management, V. Ships has established an operating expense budget for each vessel and performs the technical management of the Company’s vessels. All deviations from the budgeted amounts are for the Company’s account.

Depreciation and Amortization

The cost of the Company’s vessels is depreciated on a straight-line basis over the expected useful life of each vessel. Depreciation is based on the cost of the vessel less its estimated residual value. The Company estimates the useful life of its vessels to be 28 years from the date of initial delivery from the shipyard to the original owner. Furthermore, the Company estimates the residual values of its vessels to be $150 per lightweight ton, which it believes is common in the dry bulk shipping industry. Depreciation charges will increase as the fleet is enlarged, which will also lead to an increase of ownership days.

For the year ended December 31, 2006 total depreciation and amortization expense was $21,812,486 compared to $10,412,227 for the period since inception on January 26, 2005 to December 31, 2005. Total depreciation and amortization expense for 2006 includes $21,031,357 of depreciation and $781,129 relating to the amortization of deferred drydocking costs. Comparable amounts for 2005 were $10,384,247 in depreciation and $27,980 in amortization, respectively.

Amortization of deferred financing costs is included in interest expense. For the year ended December 31, 2006 the amortization of deferred financing costs was $178,246. For the period since inception on January 26, 2005 to December 31, 2005 these amortization costs amounted to $1,228,777 which included a write-off of $1,130,712 relating to deferred financing fees associated with the Company’s original term loan facility which was entirely repaid upon refinancing with the revolving credit facility in July 2005, and $98,065 relating to amortization of financing costs associated with the revolving credit facility.

General and Administrative Expenses

The Company’s General and Administrative Expenses include recurring administrative costs and non-recurring formation and advisory costs. Recurring costs include onshore vessel administration related expenses such as legal and professional expenses and administrative and other expenses including payroll and expenses relating to the Company’s executive officers and office staff, office rent and expenses, directors and officers insurance and directors fees and expenses. Non-recurring costs include costs relating to the formation of the Company and related advisory costs. The Company expects general and administrative expenses to increase as its fleet is expanded.

General and Administrative Expenses for the year ended December 31, 2006 were $5,222,875 compared to $3,491,330 in the period since inception on January 26, 2005 to December 31, 2005. The increase in General and Administrative Expenses is attributed to 2006 being our first full calendar year and the expenses associated with a larger fleet. In 2006, all of these expenses were of a recurring nature. For the period in 2005, from inception on January 26, 2005 to December 31, 2005, recurring administrative costs amounted to $2,681,063 and non-recurring costs amounted to $810,267.

Non-Cash Compensation Expense

For the year ended December 31, 2006 and for the period from inception on January 26, 2005 to December 31, 2005, the Company recorded non-cash compensation charges of $13,070,473 and $11,734,812, respectively. The non-cash compensation charge for 2006 includes $13,023,440 in non-cash, non-dilutive charges relating to profits interests awarded to members of the Company’s management by the Company’s principal shareholder Eagle Ventures LLC, and a non-cash amount of $47,033 which relates to the fair value of the stock options granted on March 17, 2006 to certain directors of the Company under the 2005 Stock Incentive Plan.

These non-cash, non-dilutive charges relate to profits interests awarded to members of the Company’s management by the Company’s principal shareholder Eagle Ventures LLC. The profits interests dilute only the interests of the owners of Eagle Ventures LLC, and not holders of the Company’s common stock. However, Generally Accepted Accounting Principles require that share-based awards to an employee of the Company by a shareholder (such as Eagle Ventures LLC) be accounted for as compensation for services provided to the Company. Consequently, the Company’s income statement reflects such non-cash charges for compensation related to the profits interests in Eagle Ventures LLC.

Interest Expense

Interest expense for the year ended December 31, 2006 was $10,548,616 which includes loan interest of $9,694,244 incurred on borrowings from the Company’s revolving credit facility, commitment fees of $676,126 incurred on the unused portion of the revolving credit facility, and costs of $178,246 relating to the amortization of financing costs associated with the revolving credit facility.

For the period from inception January 26, 2005 to December 31, 2005, interest expense was $7,208,641 and this amount included $4,855,054 in loan interest, $516,588 in commitment fees, $608,222 in interest on a promissory note, a write-off of $1,130,712 relating to deferred financing fees associated with our term loan facility which was entirely repaid upon refinancing with our revolving credit facility in July 2005, and $98,065 relating to amortization of financing costs associated with our revolving credit facility.

During 2006, and for the period from inception January 26, 2005 to December 31, 2005 the Company earned interest income of $1,369,827 and $661,827, respectively.

At December 31, 2005, the Company’s debt consisted of $140,000,000 in borrowings under the revolving credit facility. In 2006, the Company borrowed $74,800,000 to partly fund the acquisition of the KESTREL I, TERN and JAEGER, and $25,174,820 to meet funding for deposits of on the newbuilding vessels GOLDEN EAGLE and IMPERIAL EAGLE and associated capitalized interest and financing costs. At December 31, 2006, the Company’s debt consisted of $239,974,820 in borrowings under the revolving credit facility.

For the year ended December 31, 2006, interest rates on the outstanding debt ranged from 4.97% to 6.32%, including a margin over LIBOR applicable under the terms of the amended revolving credit facility. The weighted average effective interest rate was 5.39%. Commitment fees incurred on the undrawn portion of the facility ranged from 0.25% to 0.4% on the unused portions of the revolving credit facility. During 2005, from inception of the Company’s debt through December 31, 2005, interest rates on the outstanding debt ranged from 4.10% to 5.49%, including a margin of 0.95% over LIBOR. The weighted average effective interest rate was 4.69%. Commitment fees in 2005 were incurred at 0.4% on the unused portion of the revolving credit facility.

Interest expense increased in 2006 as a result of an increase in debt drawn from the revolving credit facility to finance the acquisition of three additional vessels. Interest expense on the debt borrowed to fund the deposits for the two newbuilding vessels amounted to $259,580 and this amount has been capitalized as part of the cost of the newbuilding vessels and is included in Advances for Vessel Construction in the financial statements as of December 31, 2006.

Interest Rate Swaps

The Company has entered into interest rate swaps to effectively convert all of its debt from a floating to a fixed-rate basis. The swaps are designated and qualify as cash flow hedges. During 2006, the Company entered into interest rate swap contracts for notional amounts of $84,800,000 and $25,048,118. These contracts mature in September 2009 and December 2011. On this contract, exclusive of applicable margin, the Company will pay fixed-rate interest of 5.24% and 4.74% respectively, and receive floating-rate interest amounts based on three month LIBOR settings. The Company has two other interest rate swap contracts for notional amounts of $100,000,000 and $30,000,000 which were entered into in 2005. These contracts mature in September 2010. On these contracts, exclusive of applicable margin, the Company pays 4.22% and 4.54% fixed-rate interest, respectively, and receives floating-rate interest amounts based on three-month LIBOR settings.

The Company records the fair value of the interest rate swap as an asset or liability on the balance sheet. The effective portion of the swap is recorded in accumulated other comprehensive income. Accordingly, $2,936,803 and $2,647,077 has been recorded in Other Assets in the financial statements as of December 31, 2006 and December 31, 2005, respectively.

Foreign Currency Swaps

The shipping industry’s functional currency is the U.S. dollar. All of the Company’s revenues and the majority of its operating expenses and the entirety of its management expenses are in U.S. dollars. Therefore the Company does not use or intend to use financial derivatives to mitigate the risk of exchange rate fluctuations for our revenues and expenses.

However, as the Company has entered into a newbuilding program for vessels to be built in Japan and which are priced in Japanese yen, it has entered into foreign exchange swap transactions to hedge foreign currency risks to its vessel newbuilding contracts. These swaps are designated and qualify as cash flow hedges. In 2006, the Company entered into foreign exchange swap transactions to hedge the Japanese yen exposure into US dollars for the purchase price in Japanese yen (JPY) of two new-build vessels which are expected to be delivered in January 2010 and February 2010. In 2006, the Company swapped a total of 7,310,000,000 in yen currency exposure into equivalent US $67,108,583. At December 31, 2006, the Company had outstanding foreign currency swap contracts for notional amounts aggregating JPY 4,386,000,000 swapped into equivalent US $42,310,465. The fair value of the currency swaps is recorded as an asset or liability in the financial statements. The effective portion of the swap is recorded in accumulated other comprehensive income. Accordingly, an amount of $359,180 has been recorded in Other Liabilities in the accompanying financial statements as of December 31, 2006.

Liquidity and Capital Resources

Net cash provided by operating activities during the year ended December 31, 2006 was $70,535,078 compared to $26,615,839 during the period from inception on January 26, 2005 to December 31, 2005. This increase was primarily due to cash generated from the operation of a fleet of 16 vessels for 5,288 operating days in the period for 2006 compared to 2,531 operating days from 11 vessels during the period of operations in 2005.

Net cash used in investing activities during the year ended December 31, 2006, was $130,759,211. We used an aggregate sum of $105,591,698 for vessel acquisitions and vessel improvements, and a sum of $25,167,513 for advances for new vessel construction. The Company expanded its fleet to 16 vessels by acquiring three Supramax class vessels, KESTREL I, TERN and JAEGER for a contract price of $105,000,000 and $112,609 in additional costs associated with the acquisition. We also incurred $479,089 in improvements to the vessels in the fleet. For our vessel newbuilding program, we placed deposits in Japanese yen of an equivalent $24,798,118 for the two vessels to be constructed, the GOLDEN EAGLE and IMPERIAL EAGLE, and incurred associated capitalized interest costs of $259,580 ($236,152 in financing costs and $23,428 in amortization of financing expenses) and financing, legal and technical supervision costs of $133,243. In 2005, net cash used in investing activities during the corresponding period from inception on January 26, 2005 to December 31, 2005 was $373,554,183 as the Company acquired its initial eleven vessels and placed deposits for two additional vessels.

Net cash provided by financing activities during the year ended December 31, 2006, was $57,973,096 which primarily consisted of $33,000,000 in gross proceeds from a private placement of its common stock, borrowings of $99,974,820 from its revolving credit facility, and payments of $71,729,500 in dividends. Net cash provided by financing activities during the corresponding period from inception on January 26, 2005 to December 31, 2005 was $425,876,546 primarily consisting of net proceeds of $186,529,290 from the initial public offering, capital contributions of $40,843,662 and net borrowings of $157,000,000 from its credit facilities.

As of December 31, 2006, cash balance was $22,275,491 compared to a cash balance of $24,526,528 at December 31, 2005. In addition, $6,400,000 in cash deposits are maintained with the Company’s lender for loan compliance purposes and this amount is recorded in Restricted Cash in the financial statements as of December 31, 2006. The cash deposit amount at the end of December 31, 2005 was $6,500,000. Also recorded in Restricted Cash is an amount of $124,616 which is collateralizing a letter of credit relating to the Company’s office lease.

During 2006, the Company amended and increased its original $330,000,000 long-term revolving credit facility which we had entered into in July 2005. At December 31, 2006, the enhanced facility stood at $500,000,000 of which $260,025,180 was unused as of December 31, 2006. The amended revolving credit agreement also provides us with the ability to borrow up to $15,000,000 for working capital purposes. (See section entitled “Enhancements to the Revolving Credit Facility”).

We anticipate that our current financial resources, together with cash generated from operations and, if necessary, borrowings under our revolving credit facility will be sufficient to fund the operations of our fleet, including our working capital requirements, for at least the next 12 months. We were in compliance with all of the financial covenants contained in our debt agreements as of December 31, 2005 and 2006.

It is our intention to fund our future acquisition related capital requirements initially through borrowings under the amended and increased revolving credit facility and to repay all or a portion of such borrowings from time to time with the net proceeds of equity issuances. On September 5, 2006, the Company filed an S-3 shelf registration which would enable the Company to issue upto $220,500,000 in securities. On December 29, 2006, the Company filed an S-3 shelf registration which retained this amount in any proposed primary offering. We believe that funds will be available to support our growth strategy, which involves the acquisition of additional vessels, and will allow us to pay dividends to our stockholders as contemplated by our dividend policy.

Subsequent to December 31, 2006, the Company has entered into certain vessel sale and purchase agreements. It has agreed to purchase 3 modern Supramax vessels for a total contract price of $138,700,000, agreed to sell the SHIKRA, a 1984-built Handymax vessel for $12,525,000, and signed letters of intent for the construction of two 56,000 dwt vessel newbuilding contracts with IHI Marine United Inc., a Japanese shipyard which are expected to be delivered in the fourth quarter of 2008 and the first quarter of 2009, respectively.

The three Supramax vessels are expected to be delivered in April, June and July of 2007. A vessel delivering in April 2007 will enter into a two year charter at a daily rate of $24,600. The charterer of this vessel has an option to extend the charter period by one year at a rate of $25,600 per day. A vessel delivering in July 2007 will enter into a two year charter at a daily rate of $24,200. The charterer of this vessel has an option to extend the charter period by one year at a rate of $25,200 per day. A vessel delivering in July 2007 will enter into a one-year employment at rate of $30,400 per day. The charter rate may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case less than $24,400 per day.

Enhancements to the Revolving Credit Facility

In July 2005, we entered into a 10-year $330,000,000 revolving credit facility. As of December 31, 2005, the outstanding indebtedness under the revolving credit facility was $140,000,000. In July 2006, we amended and increased our initial revolving credit facility to $450,000,000 with a new term of ten years expiring in July 2016. In November 2006, we further enhanced our facility to $500,000,000 to facilitate our newbuilding program. The structure of the financing will enable us to capitalize pre-delivery payments under our vessel newbuilding contracts and costs associated with supervision and financing the new vessels. There are no principal repayment obligations under the amended facility until July 2012. Over the remaining four years until maturity in July 2016, the facility will reduce in semi-annual amounts of $28,750,000 with a final reduction of $270,000,000 occurring simultaneously with the last semi-annual reduction. All other terms and conditions of the amended facility remain the same as the existing facility. We paid an arrangement fee of $250,000 to our lender in connection with the amended credit facility.

As of December 31, 2006, we have borrowed a total of $239,974,820 from our revolving credit facility. As a result of the amendments to the facility, at December 31, 2006, the Company has increased its remaining undrawn capacity to $260,025,180, including amounts available to borrow for working capital purposes as described below, in connection with future acquisitions of dry bulk carriers between 25,000 dwt and 85,000 dwt that are not older than 10 years.

We are permitted to borrow up to $15,000,000 (increased from $10,000,000 under the initial revolving credit facility) at any one time for working capital purposes during an initial period of 18 months from the first draw down date, after which time our ability to borrow amounts for working capital purposes is subject to review and reapproval on an annual basis. The amended facility bears interest at the rate of 0.75% to 0.85% over LIBOR (decreased from 0.95% over LIBOR under its existing facility), depending upon the amount of debt drawn as a percentage of the value of the Company’s vessels. The Company will pay a commitment fee of 0.25% per annum (decreased from 0.40% under its existing facility) on the undrawn amount of the amended facility.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company’s financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

The Company’s revolving credit facility permits it to pay dividends in amounts up to its earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking, provided that there is not a default or breach of loan covenant under the credit facility and the payment of the dividends would not result in a default or breach of a loan covenant. Therefore, the Company believes that this non-GAAP measure is important for its investors as it reflects its ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA for the three-month periods ended September 30, 2006 and 2005 and for the nine-month period ended September 30, 2006 and the period from January 26, 2005 (inception) to September 30, 2005 respectively:

	Three-Months ended December 31, 2006	Three-Months ended December 31, 2005	Year ended December 31, 2006	Period from January 26 (inception) to December 31, 2005
Net Income/(Loss)	$4,516,566	$12,153,868	$33,801,540	$6,653,400
Interest Expense	3,184,607	2,247,629	10,548,616	7,208,641
Depreciation and Amortization	6,074,496	4,532,712	21,812,486	10,412,227
Amortization of Prepaid and Deferred Revenue	1,026,500	562,000	3,462,000	890,500
EBITDA	14,802,169	19,496,209	69,624,642	25,164,768
Adjustments for Exceptional Items:
Management and Other Fees to Affiliates (1)	—	—	—	6,175,046
Non-cash Compensation Expense (2)	7,302,118	358,260	13,070,473	11,734,812
Credit Agreement EBITDA	$22,104,287	$19,854,469	$82,695,118	$43,074,626
(1)	One-time charge
(2)	Management’s participation in profits interests in Eagle Ventures LLC and Options Expense

(see Notes to our financial statements)

Capital Expenditures and Drydocking

The Company’s capital expenditures relate to purchase of vessels and capital improvements to acquired vessels, which are expected to enhance the revenue earning capabilities of these vessels. In 2005, the Company acquired 13 vessels at a cost of $427,144,953 and incurred $820,904 in improvements to the acquired vessels. In 2006, the Company acquired 3 vessels at a cost of $105,112,609 and incurred $479,089 in improvements to the fleet.

In addition to acquisitions that the Company may undertake in future periods, other major capital expenditures include funding the Company’s maintenance program of regularly scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its dry docking, the costs are relatively predictable. Management anticipates that vessels are to be drydocked every two and a half years. Funding of these requirements is anticipated to be met with cash from operations. The Company anticipates that this process of recertification will require it to reposition these vessels from a discharge port to shipyard facilities, which will reduce available days and operating days during that period.

In the year ended December 31, 2006 and for the period from January 26, 2005 to December 31, 2005, we have spent $2,324,726 and $421,682 respectively on vessel drydockings. These amounts are amortized to expense on a straight-line basis over the period through the date the next drydockings are scheduled to become due. The following table represents certain information about the estimated costs for anticipated vessel drydockings in 2007 along with the allocation of anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)

March 31, 2007	30	$0.80 million
September 31, 2006	15	$0.40 million
September 30, 2007	30	$0.80 million
December 31, 2007	30	$0.80 million
(1)	Actual length of drydocking will vary based on the condition of the vessel, yard schedules and other factors.
(2)	Actual costs will vary based on various factors, including where the drydockings are actually performed.

Dividends

The Company’s policy is to declare quarterly dividends to stockholders in February, April, July and October in amounts that are substantially equal to its available cash from operations during the previous quarter less any cash reserves for drydocking and working capital.

The Company’s revolving credit facility permits us to pay quarterly dividends in amounts up to our quarterly earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-

docking for the period, provided that there is not a default or breach of loan covenant under the credit facility and the payment of the dividends would not result in a default or breach of a loan covenant. Depending on market conditions in the dry bulk shipping industry and acquisition opportunities that may arise, the Company may be required to obtain additional debt or equity financing which could affect its dividend policy.

In 2005, the Company declared and paid a quarterly dividend on its common stock in the amount of $0.54 per share in October 2005 to its shareholders. The aggregate amount of this cash dividend paid to its shareholders was $14,661,000.

In 2006, the Company declared four quarterly dividends in the aggregate amount of $2.08 per share of its common stock in January, April, July and October 2006. Aggregate payments to its shareholders were $71,729,500 for dividends declared in 2006.

On February 15, 2007 the Company’s Board of Directors declared a cash dividend for the fourth quarter of 2006 of $0.51 per share to be paid on March 2, 2007 to all shareholders of record as of February 28, 2007. The aggregate amount of this cash dividend is $18,309,000.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

Consolidated Statement of Operations (Unaudited)	Three Months ended December 31, 2006	Three Months ended December 31, 2005	Year ended December 31, 2006	Period from January 26, 2005 (inception) to December 31, 2005
Revenues, net of commissions	$28,393,932	$24,312,564	$104,648,197	$56,066,058
Vessel Expenses	5,819,577	4,204,305	21,562,034	11,052,429
Depreciation and Amortization	6,074,496	4,532,712	21,812,486	10,412,227
General and Administrative Expenses	1,856,467	1,237,909	5,222,875	3,491,330
Management and Other Fees to Affiliates	—	—	—	6,175,046
Non-cash Compensation Expense	7,302,118	358,260	13,070,473	11,734,812
Total Operating Expenses	21,052,658	10,333,186	61,667,868	42,865,844
Operating Income/(Loss)	7,341,274	13,979,378	42,980,329	13,200,214
Interest Expense	3,184,607	2,247,629	10,548,616	7,208,641
Interest Income	(359,899)	(422,119)	(1,369,827)	(661,827)
Net Interest Expense	2,824,708	1,825,510	9,178,789	6,546,814
Net Income/(Loss)	$4,516,566	$12,153,868	$33,801,540	$6,653,400
Weighted Average Shares Outstanding :
Basic	35,900,001	31,323,913	34,543,836	21,968,824
Diluted	35,900,678	31,323,913	34,543,862	21,968,824
Per Share Amounts:
Basic Net Income	$0.13	$0.39	$0.98	$0.30
Diluted Net Income	$0.13	$0.39	$0.98	$0.30
Cash dividends declared and paid	$0.51	$0.54	$2.08	$0.54
Fleet Operating Days
Ownership Days	1,472	1,109	5,288	2,531
Available Days	1,472	1,099	5,224	2,507
Operating Days	1,469	1,097	5,203	2,500
Fleet Utilization	99.8%	99.8%	99.6%	99.7%

	December 31, 2006	December 31, 2005
ASSETS:
Current Assets:
Cash	$22,275,491	$24,526,528
Accounts Receivable	616,205	281,094
Prepaid Charter Revenue	3,740,000	8,508,000
Prepaid Expenses	1,020,821	513,145
Total Current Assets	27,652,517	33,828,767
Fixed Assets:
Vessels and Vessel Improvements, at cost, net of Accumulated Depreciation of $31,415,604 and $10,384,247 as of December 31, 2006 and 2005, respectively	502,141,951	417,581,610
Advances for Vessel Construction	25,190,941	—
Restricted Cash	6,524,616	6,624,616
Deferred Drydock Costs, net of Accumulated Amortization of $809,109 and $27,980 at December 31, 2006 and 2005 respectively	1,937,299	393,702
Deferred Financing Costs, net of Accumulated Amortization of $276,311 and $98,065 at December 31, 2006 and 2005 respectively	2,406,839	1,268,209
Other Assets	2,936,804	2,647,077
Total Assets	$568,790,967	$462,343,981
LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$1,650,159	$1,861,145
Accrued Interest	800,683	514,631
Other Accrued Liabilities	1,717,124	424,669
Deferred Revenue	—	1,306,000
Unearned Charter Hire Revenue	2,713,060	2,444,522
Total Current Liabilities	6,881,026	6,550,967
Long-term Debt	239,974,820	140,000,000
Other Liabilities	359,180	—
Total Liabilities	247,215,026	146,550,967
Commitment and Contingencies
Stockholders’ Equity:
Preferred Stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 35,900,001 and 33,150,001 shares issued and outstanding as of December 31, 2006, and 2005, respectively	359,000	331,500
Additional Paid-In Capital	364,574,877	320,822,037
Retained Earnings (net of Dividends declared of $86,390,500 and $14,661,000 as of December 31, 2006 and 2005, respectively)	(45,935,560)	(8,007,600)
Accumulated Other Comprehensive Income	2,577,624	2,647,077
Total Stockholders’ Equity	321,575,941	315,793,014
Total Liabilities and Stockholders’ Equity	$568,790,967	$462,343,981

	December 31, 2006	Period from January 26, 2005 (inception) to December 31, 2005
Cash Flows from Operating Activities
Net Income	$33,801,540	$6,653,400
Adjustments to Reconcile Net Income to Net Cash provided by Operating Activities:
Items included in net income not affecting cash flows:
Depreciation	21,031,357	10,384,247
Amortization of Deferred Drydocking Costs	781,129	27,980
Amortization of Deferred Financing Costs	178,246	98,065
Write-off of Deferred Financing Costs	—	1,130,712
Amortization of Prepaid and Deferred Charter Revenue	3,462,000	890,500
Non-cash Compensation Expense	13,070,473	11,734,812
Changes in Operating Assets and Liabilities:
Accounts Receivable	(335,111)	(281,094)
Prepaid Charter Revenue	—	(10,149,000)
Prepaid Expenses	(507,676)	(513,145)
Accounts Payable	(469,199)	1,620,722
Accrued Interest	286,052	514,631
Accrued Expenses	1,292,455	424,669
Deferred Revenue	—	2,056,500
Drydocking Expenses	(2,324,726)	(421,682)
Unearned Charter Hire Revenue	268,538	2,444,522
Net Cash Provided by Operating Activities	70,535,078	26,615,839
Cash Flows from Investing Activities
Purchase of Vessels and Improvements	(105,591,698)	(427,965,857)
Advances for Vessel Construction	(25,167,513)	—
Net Cash Used in Investing Activities	(130,759,211)	(427,965,857)
Cash Flows from Financing Activities
Capital Contribution	—	40,843,662
Issuance of Common Stock	33,000,000	288,600,000
Equity Issuance Costs	(2,031,920)	(19,784,514)
Bank Borrowings	99,974,820	314,450,000
Repayment of Bank Debt	—	(174,450,000)
Restricted Cash	100,000	(6,624,616)
Deferred Financing Costs	(1,340,304)	(2,496,986)
Borrowings from Eagle Ventures LLC	—	58,730,434
Repayment of Eagle Ventures LLC Note	—	(58,730,434)
Cash Dividend	(71,729,500)	(14,661,000)
Net Cash Provided by Financing Activities	57,973,096	425,876,546
Net Increase in Cash	(2,251,037)	24,526,528
Cash at Beginning of Period	24,526,528	—
Cash at End of Period	$22,275,491	$24,526,528
Supplemental Cash Flow Information:
Cash paid during the period for Interest (including Commitment Fees and Capitalized interest)	$10,321,584	$5,465,233

The Fleet

The Company owns and operates a fleet of 16 vessels with a combined carrying capacity of 796,663 deadweight tons and an average age of 6 years. All of the Company’s vessels are employed on time charters. The following table represents certain information about the Company’s revenue earning charters, as of December 31, 2006 :

Vessel	Delivered to Charterer	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Cardinal (2)	April 19, 2005	March 2007 to June 2007	$26,500
Condor (3)	April 30, 2005	November 2006 to March 2007	$24,000
Falcon	April 22, 2005	February 2008 to June 2008	$20,950
Griffon (4)	February 17, 2006	January 2007 to March 2007	$13,550
Harrier (5)	April 21, 2005	March 2007 to June 2007	$23,750
Hawk I (6)	April 28, 2005	March 2007 to June 2007	$23,750
Heron	December 11, 2005	December 2007 to February 2008	$24,000
Jaeger (7)	July 7, 2006	April 2007 to June 2007	$18,550
Kestrel I (8)	July 1, 2006	December 2007 to April 2008	$18,750
Kite (9)	April 17, 2006	March 2007 to May 2007	$14,750
Merlin	October 26, 2005	October 2007 to December 2007	$24,000
Osprey I (10)	August 31, 2005	July 2008 to November 2008	$21,000
Peregrine (11)	December 16, 2006	December 2008 to February 2009	$20,500
Shikra (12)	September 10, 2006	September 2007 to December 2007	$14,800
Sparrow (13)	July 20, 2005	November 2006 to February 2007	$22,500
Tern (14)	July 3, 2006	December 2007 to April 2008	$19,000
(1)	The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(2)	Upon completion of the current charter the CARDINAL will enter a new time charter at $28,000 per day for 11 to 13 months.
(3)

Upon completion of the current charter the CONDOR will enter a new time charter at $20,500 per day for 26 to 29 months. The charterer has an option to extend the charter period by 11 to 13 months at a time charter rate of $22,000 per day

(4)	Upon completion of the current charter the GRIFFON will enter a new time charter at $20,075 per day for 24 to 26 months.
(5)	The charter for the HARRIER has been renewed at $24,000 per day commencing in June 2007 for 24 to 27 months.
(6)	The charter for the HAWK I has been renewed at $22,000 per day commencing in April 2007 for 24 to 26 months.
(7)

Upon completion of the current charter, the JAEGER commences a new time charter with a rate of $27,500 per day for 12 to 14 months. The charter rate may reset at the beginning of each month based on the average time charter rate for the Baltic Supramax Index, but in no case less than $22,500 per day.

(8)	The charterer of the KESTREL I has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $20,000 per day.
(9)	Upon conclusion of the current charter, the KITE commences a new time charter at $21,000 per day for 26 to 29 months.
(10)	The charterer of the OSPREY I has an option to extend the charter period by up to 26 months at a daily time charter rate of $25,000.
(11)	Upon conclusion of the initial charter in December 2006, the PEREGRINE commenced a new time charter at $20,500 per day for 24 to 26 months.
(12)	The SHIKRA was sold on February 27, 2007.
(13)

Upon completion of the current charter in January 2007, the SPARROW commenced a new time charter at a base rate of $24,000 per day for 11 to 13 months with a profit share of 30% of up to the first $3,000 per day over the base rate.

(14)	The charterer of the TERN has an option to extend the charter period by 11 to 13 months at a time charter rate of $20,500 per day.

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk’s senior management team will host a teleconference and webcast at 4:30 p.m. ET on February 28, 2007, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 800-706-7745 in the U.S., or 617-614-3472 outside of the U.S., and reference participant code 53747843. A simultaneous webcast can be accessed by visiting the Company’s website at: www.eagleships.com

IMPORTANT: Investors participating in the teleconference are encouraged to access an accompanying slide presentation, which management will reference during the call. This presentation will be available at www.eagleships.com. A replay will be available following the call until 12:00 a.m. ET on March xx, 2007. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 83949422.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is the largest U.S. based owner of Handymax dry bulk vessels. Handymax vessels range in size from 35,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:

Company Contact:

Alan Ginsberg

Chief Financial Officer

Eagle Bulk Shipping Inc.

Tel. +1 212-785-2500

Investor Relations / Media:

Jon Morgan

Mandelbaum & Morgan, New York

Tel. +1 212-741-0014

Source: Eagle Bulk Shipping Inc.